Exhibit 99.1

SCHEDULE I

Information regarding each director and executive officer of Kernwood is set forth below

REPORTING PERSON: KERNWOOD LIMITED

Name	Affiliation with Reporting Person	Principal Occupation or Employment	Citizenship

Edward H. Kernaghan	Director & President	President of Kernwood Limited, Director of Kernwood Limited	Canadian

Elizabeth Kernaghan	Director	Director of Kernwood Limited	Canadian

The business address of each of the above persons is 155 University Avenue, Suite 750, Toronto, Ontario, Canada  M5H 3B7.